UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of report (Date of earliest event reported): May 14, 2008
MEDICAL PROPERTIES TRUST, INC.
(Exact Name of Registrant as Specified in Charter)
Commission File Number 001-32559

Maryland (State or Other Jurisdiction of Incorporation)	20-0191742 (IRS. Employer Identification No.)

1000 Urban Center Drive, Suite 501 Birmingham, AL (Address of principal executive offices)	35242 (Zip Code)
Registrant’s telephone number, including area code
(205) 969-3755
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
     On May 14, 2008, Edward K. Aldag, Jr., Chairman of the Board, President and Chief Executive Officer of Medical Properties Trust, Inc. (the “Company”), entered into a written stock selling plan (the “10b5-1 Plan”) in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, and the Company’s Insider Trading Policy.
     Under Rule 10b5-1, directors, officers and other employees may adopt a pre-arranged plan or contract for the sale of Company securities under specified conditions and at specified times when they are not in possession of material non-public information. Using 10b5-1 plans, individuals can gradually diversify their investment portfolios, or raise funds for income tax obligations or other needs, by spreading stock trades out over an extended period of time so as to reduce market impact and avoid concerns about transactions occurring at a time when they might possess material non-public information.
     The 10b5-1 Plan entered into by Mr. Aldag allows for the sale of a maximum of approximately 186,000 shares of the Company’s common stock, par value $0.001 per share, over a six-month period beginning on May 22, 2008. Sales of shares by Mr. Aldag pursuant to the 10b5-1 Plan provide for sales of specified share amounts on the open market on specified dates at prevailing market prices. Such sales are being made by Mr. Aldag for income tax purposes and other financial planning needs.
     Transactions made under the 10b5-1 Plan will be disclosed publicly through Form 144 and Form 4 filings with the Securities and Exchange Commission. Except as may be required by law, the Company does not undertake to report on specific Rule 10b5-1 pre-planned stock trading plans of Company officers, nor to report modifications or terminations of the aforementioned 10b5-1 Plan or the plan of any other individual.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDICAL PROPERTIES TRUST, INC. (Registrant)
By:	/s/ R. Steven Hamner
R. Steven Hamner
Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

Date:   May 16, 2008